                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12

                                 Deb Shops Inc.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                 DEB SHOPS INC.

                 9401 Blue Grass Road, Philadelphia, PA 19114
                                (215) 676-6000



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 To be held on
                            Wednesday, May 17, 2000
                                 at 10:00 a.m.

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Deb Shops, Inc., a Pennsylvania corporation (the "Company"), will be held on Wednesday, May 17, 2000 at 10:00 a.m. at the offices of the Company, 9401 Blue Grass Road, Philadelphia, Pennsylvania. The purposes of the meeting are to:

       1. Elect six directors to serve until the next Annual Meeting of Shareholders and until the election and qualification of their respective successors;

       2. Approve the Amended and Restated Deb Shops, Inc. 1995 Incentive Stock Option Plan.

       3. Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Information concerning such matters is set forth in the following Proxy Statement.

     March 31, 2000 is the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

     The accompanying form of Proxy is solicited by the Board of Directors of the Company. Even if you are planning to attend the Annual Meeting in person, please complete, date, sign and return the enclosed Proxy.


               By Order of the Board of Directors of the Company




   WARREN WEINER, Secretary                  MARVIN ROUNICK, President


Dated: April 26, 2000

                                 DEB SHOPS INC.


                  9401 Blue Grass Road, Philadelphia, PA 19114


                             ---------------------
                                PROXY STATEMENT
                             ---------------------

                 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                 MAY 17, 2000

                             ---------------------
     This Proxy Statement is submitted with the attached Notice (the "Notice") of Annual Meeting of Shareholders of Deb Shops, Inc. (the "Company") to be held on Wednesday, May 17, 2000 at 10:00 a.m., at the offices of the Company, 9401 Blue Grass Road, Philadelphia, Pennsylvania. The form of Proxy is enclosed. This Proxy Statement is first being sent or given to shareholders of the Company on or about April 26, 2000.

     The Board of Directors of the Company does not intend to bring any matter before the Annual Meeting except as specifically indicated in the attached Notice and does not know of anyone else who intends to do so. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed Proxy, or their duly constituted substitutes, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

                             REVOCABILITY OF PROXY

     A Proxy executed in the form enclosed may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                        PERSONS MAKING THE SOLICITATION

     The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. In addition to mailing the proxy materials, solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or of its subsidiaries, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of Proxies for the Annual Meeting will be borne by the Company. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of the Company's common stock, $0.01 par value per share ("Common Stock"), held by them, and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The holders of record of the Common Stock of the Company at the close of business on March 31, 2000 (the "Record Date") will be entitled to notice of and to vote on all matters presented for vote at the Annual Meeting. At the close of business on March 31, 2000, the total number of outstanding shares of Common Stock was 13,359,900. Each share of Common Stock will be entitled to one vote on all business to come before the Annual Meeting on which a vote is taken. The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 3l, 2000, regarding the shares of each class of equity securities of the Company owned by
(i) each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director,
(iii) the chief executive officer and each of the four other most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group.




                                         Amount and
                                         Nature of
Name and Address of                      Beneficial                                        Percent
Beneficial Owner (1)                     Ownership             Title of Class              of Class
--------------------                     ---------             --------------              --------
Marvin Rounick (2)                     3,859,656 (3)           Common Stock             28.9%
9401 Blue Grass Road                         230               Non-Voting Series A      50.0%
Philadelphia, PA 19114                                         Preferred Stock

Judy Rounick                            693,736 (4)            Common Stock              5.2%
9401 Blue Grass Road
Philadelphia, PA 19114

Warren Weiner                          2,700,264 (5)           Common Stock             20.2%
9401 Blue Grass Road                         230               Non-Voting Series A      50.0%
Philadelphia, PA 19114                                         Preferred Stock

Penny Weiner                           1,616,238 (6)           Common Stock             12.1%
9401 Blue Grass Road
Philadelphia, PA 19114

Barry H. Frank                         1,628,982 (7)           Common Stock             12.2%
1735 Market Street
Philadelphia, PA 19103-7598

Robert Shein                          1,629,732 (7)(8)         Common Stock             12.2%
896 Roscommon Road
Bryn Mawr, PA 19010

Jack A. Rounick (2)                    1,178,158 (9)           Common Stock              8.8%
3 Penn Court
325 Swede Street
Norristown, PA 19404

Stuart H. Savett                        754,000 (10)           Common Stock              5.6%
325 Chestnut Street
Suite 700
Philadelphia, PA 19106

Paul S. Bachow                             -0-                 Common Stock              -0-

Barry H. Feinberg                          -0-                 Common Stock              -0-

Allan Laufgraben                        115,720 (11)           Common Stock            Less than 1%

Barry Vesotsky                           58,000                Common Stock            Less than 1%

Stanley A. Uhr                          30,150 (12)            Common Stock            Less than 1%

All Directors and Officers           9,676,130 (11)(13)        Common Stock             72.1%
 as a Group (12 persons)                   460                 Non-Voting Series A     100.0%
                                                               Preferred Stock

                                                   [footnotes on following page]

------------
 (1) Addresses are included for beneficial owners of more than 5% of the Common Stock of the Company. Information as to certain of such shareholders has been derived from filings made with the Securities and Exchange Commission (the "Commission").
 (2) Marvin Rounick and Jack A. Rounick are brothers.
 (3) Marvin Rounick has sole voting and dispositive power with respect to 3,165,920 shares of Common Stock (23.7% of the class), and shared voting and dispositive power with Judy Rounick, his wife, with respect to the remaining 693,736 shares of Common Stock (5.2% of the class). See note (4) below. The foregoing table does not include 750,000 shares of Common Stock (5.6% of the class) held by a trust of which Mr. Rounick is the sole beneficiary, but as to which neither Mr. nor Mrs. Rounick has voting or dispositive power. See notes (9) and (10) below.
 (4) Judy Rounick has shared voting and dispositive power with Marvin Rounick, her husband, with respect to these shares. See note (3) above.
 (5) Warren Weiner has sole voting and dispositive power with respect to 1,047,766 shares of Common Stock (7.8% of the class) and shared voting and dispositive power with Penny Weiner, his wife, with respect to 1,616,238 shares of Common Stock (12.1% of the class). See note (6) below. The table also includes 25,000 shares of Common Stock held by trusts for the benefit of Mr. Weiner's nephew and nieces, as to which Mr. Weiner has sole voting and dispositive power as trustee. The foregoing table does not include 605,504 shares of Common Stock (4.5% of the class) held by a trust of which Mr. Weiner is the sole beneficiary, or 1,023,478 shares of Common Stock (7.7% of the class) held by a trust of which Mrs. Weiner is the sole beneficiary, but as to which neither Mr. nor Mrs. Weiner has voting or dispositive power. See note (7) below. The table includes 11,260 shares of Common Stock to which Mr. Weiner may become entitled under the Company's Employee Savings and Protection Plan.
 (6) Penny Weiner has shared voting and dispositive power with Warren Weiner, her husband, with respect to these shares. See note (5) above.
 (7) Includes 1,628,982 shares held by trusts for the benefit of Mr. or Mrs. Warren Weiner, of which Messrs. Frank and Shein share voting and dispositive power as co-trustees. Messrs. Frank and Shein disclaim beneficial ownership of these shares.
 (8) Includes 750 shares held by a child of Mr. Shein as to which he disclaims beneficial ownership.
 (9) Jack A. Rounick has sole voting power with respect to 371,258 shares of Common Stock (2.8% of the class). Of these shares he has sole dispositive power with respect to 71,434 shares and shared dispositive power with Noreen Rounick, his wife, with respect to the remaining 299,824 shares. Mr. Rounick also has shared voting and dispositive power, with his wife, with respect to 56,900 shares of Common Stock included in the table. The table also includes 750,000 shares of Common Stock (5.6% of the class) held by a trust for the benefit of Marvin Rounick, in which Jack A. Rounick shares voting and dispositive power as a co-trustee with Stuart Savett; Mr. Rounick disclaims beneficial ownership of these shares.
(10) Includes 750,000 shares of Common Stock (5.6% of the class) held by a trust for the benefit of Marvin Rounick, in which Mr. Savett shares voting and dispositive power as a co-trustee with Jack A. Rounick; Mr. Savett disclaims beneficial ownership of such shares.
(11) Beneficial ownership has been determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore, includes shares of Common Stock covered by options granted to officers pursuant to the Company's 1995 Incentive Stock Option Plan which are currently exercisable or exercisable within 60 days of March 31, 2000 as follows: Mr. Laufgraben -- 50,000 shares; All Directors and Executive Officers as a Group (12 persons) -- 60,000 shares.
(12) Includes 30 shares held by a child of Mr. Uhr as to which he disclaims beneficial ownership.
(13) See prior footnotes.

                             ELECTION OF DIRECTORS

     Six directors will be elected to hold office subject to the provisions of the Company's By-Laws until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

     The following table sets forth the name, age, position with the Company and respective service dates of each person who has been nominated to be a director of the Company.




                                                                                                    Director
Name                          Age                     Position with the Company                      Since
----                          ---                     -------------------------                      -----
Marvin Rounick ............   60    Director, President and Chief Executive Officer                  1973
Warren Weiner .............   56    Director, Executive Vice President, Secretary and Treasurer      1973
Jack A. Rounick ...........   64    Director, Assistant Secretary                                    1973
Barry H. Feinberg .........   54    Director                                                         1989
Barry H. Frank ............   61    Director                                                         1989
Ivan Inerfeld .............   59    Nominee to be a Director                                           --

     Marvin Rounick and Jack A. Rounick are brothers.

     A plurality of the votes cast by all shareholders entitled to vote with respect to the election of directors at the Annual Meeting is required for the election of directors. Shareholders may vote "FOR" or "AUTHORITY WITHHELD" with respect to the election of the entire slate of directors by marking the proper box on the enclosed form of Proxy, or may vote "AUTHORITY WITHHELD" with respect to any one or more nominees by marking the proper box and writing out the names of such nominees on the Proxy, as instructed therein. Abstentions and broker non-votes will have the same effect as votes of "AUTHORITY WITHHELD" in the case of the election of directors. Upon the execution and return of the enclosed form of Proxy, the shares represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted "FOR" the above nominees in the election of directors.


                      MANAGEMENT RECOMMENDS VOTING "FOR"
                       THE ABOVE NOMINEES FOR DIRECTOR.

Principal Occupations of the Nominees to be Directors

     Marvin Rounick has been employed by the Company since 1961. Since 1979, he has served as the President and Chief Executive Officer.

     Warren Weiner was employed by the Company from 1965 until 1975. He rejoined the Company in January 1982 as Executive Vice President, Secretary and Treasurer.

     Jack A. Rounick is Assistant Secretary of the Company. Since November 1997, he has been counsel to the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, which provides legal services to the Company. From October 1995 to November 1997, he was engaged in the private practice of law in Norristown, Pennsylvania. Mr. Rounick was, from May 1992 to December 1995, President of THINK BIG!, Inc., Conshohocken, Pennsylvania, which sold oversized gift products.

     Barry H. Feinberg has been, since January 1992, President of The Feinberg Group or its predecessor firms, Philadelphia, Pennsylvania, a marketing company. Since 1991 Mr. Feinberg also has been an Adjunct Professor of Marketing at the Wharton School, University of Pennsylvania. Mr. Feinberg is also a director of Hippo Graphics, Inc., a company with a class of securities registered under the Exchange Act.

     Barry H. Frank has been, since May 1987, a partner in the law firm of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania, which provides legal services to the Company.

     Ivan Inerfeld has been, since June 1999, the Chairman of Interactive Enterprise Limited, Dublin, Ireland and Bryn Mawr, Pennsylvania, a broadband infrastructure company, as well as a self-employed consultant and private investor. From October 1997 to May 1999, Mr. Inerfeld was Managing Director of Cross Atlantic Technology Fund, Radnor, Pennsylvania, a venture capital group. From July 1996 to September 1997, Mr. Inerfeld was the Chairman and Chief Executive Officer of VerticalNet, Inc., Horsham, Pennsylvania, a business-to-business Internet content and commerce company, as well as a principal of Internet Capital Group, L.L.C., Wayne, Pennsylvania, a venture capital fund. Prior to July 1996, Mr. Inerfeld was a self-employed consultant, in Bryn Mawr, Pennsylvania, working in the fields of mergers, acquisitions and finance.


Meetings of the Board of Directors and Committees

     The Board of Directors holds formal meetings and also discusses matters on an informal basis. The Board held one meeting during the fiscal year ended January 31, 2000 and acted by written consent nine times during the year. The Company has no nominating committee. However, the Board has established an Audit Committee, a Stock Option Committee, a Compensation Committee, and an Employee Savings and Protection Plan Committee ("ESP Plan Committee"). Each director attended all meetings of the Board and of the Committees on which he served.

     The Audit Committee consists of Paul S. Bachow, Barry H. Feinberg and Barry H. Frank. It is expected that Ivan Inerfeld will replace Paul S. Bachow as a member of the Audit Committee. The function of the Audit Committee is to recommend to the Board the employment of the Company's independent auditors and to review with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope, and the competency of internal audit personnel. The Audit Committee held one meeting during the last fiscal year.

     The Stock Option Committee, consisting of Marvin Rounick, Warren Weiner and Jack A. Rounick, administers the Company's 1995 Incentive Stock Option Plan and determines the employees eligible to be granted stock options and the number of options to be granted. The Stock Option Committee also administers the Company's Restricted Stock Incentive Plan and determines the employees eligible to be granted common stock and the number of shares to be granted. The Stock Option Committee held no meetings during the last fiscal year.

     The Compensation Committee consists of Paul S. Bachow, Barry H. Feinberg and Barry H. Frank. It is expected that Ivan Inerfeld will replace Paul S. Bachow as a member of the Compensation Committee. The function of the Compensation Committee is to consider and make recommendations to the Board of Directors, at its request, with respect to appropriate levels of compensation for the President, Executive Vice President, and other officers and employees of the Company. The Compensation Committee held no meetings during the last fiscal year.

     The ESP Plan Committee, consisting of Marvin Rounick, Warren Weiner and Stanley A. Uhr, Esq., administers the Company's Employee Savings and Protection Plan ("ESP Plan"), a 401(k) plan under the Internal Revenue Code. The ESP Plan Committee held one meeting during the last fiscal year.

     Directors of the Company, other than Directors who are also employees of the Company, receive $1,000 for each meeting of the Board of Directors and Committees of the Board attended, plus expenses.


Compensation Committee Interlocks and Insider Participation

     Barry H. Frank, a member of the Compensation Committee of the Company, was during the last fiscal year, and continues to be, a partner in the law firm of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania, which provided during the last fiscal year, and continues to provide, legal services to the Company.

                   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                              SHAREHOLDER RETURNS

     The following graph compares the cumulative total shareholder return for the last five fiscal years for the Company's Common Stock to the cumulative total returns of (i) The Nasdaq Stock Market (US Companies) and (ii) the Dow Jones Retailers -- Specialty-Apparel Index.


                               [GRAPHIC OMITTED]

                                Legend                                            Fiscal Year Ended
                                                        ---------------------------------------------------------------
Index Description                                       01/31/95   01/31/96   01/31/97   01/31/98   01/31/99   01/31/00
-----------------                                       --------   --------   --------   --------   --------   --------
DEB SHOPS, INC.                                           100          70       102        142         263       366
Nasdaq Stock Market (US Companies)                        100         141       185        219         342       525
Dow Jones Retailers - Specialty Apparel Index             100         117       139        227         421       387

Notes

A. The lines represent annual index levels, assuming reinvestment of all dividends paid during the measurement period.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to 100.0 on 01/31/95.

                            EXECUTIVE COMPENSATION

     The following information is furnished for the fiscal years ended January 31, 2000, 1999 and 1998, with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the last fiscal year whose salary and bonus exceeded $100,000. The Summary Compensation Table includes amounts deferred at the officer's election.
                          Summary Compensation Table

                                                                                 Long Term Compensation
                                                                          -------------------------------------
                                          Annual Compensation                       Awards             Payouts
                                ----------------------------------------  --------------------------  ---------
                                                                                          Number of
                       Fiscal                                  Other                       Shares
                        Year                                  Annual       Restricted    Underlying
      Name and          Ended                              Compensation       Stock       Options/       LTIP       All Other
 Principal Position     1/31       Salary       Bonus           (1)         Award(s)        SARS       Payouts     Compensation
--------------------  --------  -----------  -----------  --------------  ------------  ------------  ---------  ---------------
Marvin Rounick        2000       $406,356           --          --            --                  --    --                  --
 President and        1999       $405,012           --          --            --                  --    --            $397,286
 Chief Executive      1998       $405,012           --          --            --                  --    --                  --
 Officer
Warren Weiner         2000       $298,610           --          --            --                  --    --            $  4,000(2)
 Executive Vice       1999       $297,600           --          --            --                  --    --            $151,423
 President,           1998       $297,816           --          --            --                  --    --            $  4,000
 Secretary, and
 Treasurer
Allan Laufgraben      2000       $326,250     $300,000          --            --                  --    --            $  4,000(2)
 Senior Vice-         1999       $250,016     $300,000          --            --             150,000    --            $  4,000
 President,           1998       $250,016     $300,000          --            --                  --    --            $  4,000
 Merchandising
Barry Vesotsky        2000       $204,615     $150,000          --            --                  --    --                  --
 Vice President,      1999       $160,004     $150,000          --            --              50,000    --            $  4,000
 Merchandising        1998       $150,004     $150,000          --            --              50,000    --            $  3,556
Stanley A. Uhr        2000       $118,460           --          --            --                  --    --            $    783(2)
 Vice President,      1999       $108,500           --          --            --              30,000    --                  --
 Real Estate and      1998       $104,800           --          --            --              30,000    --                  --
 Corporate Counsel


------------
(1) The named executive officers received various personal benefits, the total value of which did not exceed for any fiscal year as to any such person the lesser of $50,000 or 10% of his annual salary and bonus.

(2) Consists of Company contributions to the ESP Plan for the account of the named executive subject to vesting by lapse of time.

Grant of Stock Options

     The following table sets forth information regarding grants of stock options made during the Company's fiscal year ended January 31, 2000 to each of the named executive officers pursuant to the Company's 1995 Incentive Stock Option Plan:

                       Option Grants in Last Fiscal Year

                                                                               Potential Realizable
                           Individual Grants                                          Value
                     ------------------------------                              At Assumed Annual
                       Number of      Percentage of                              Rates of Stock Price
                        Shares          Options                                   Appreciation For
                      underlying       Granted to       Exercise                   Option Term(1)
                        Options       Employees in       Price       Expiration   --------------
       Name             Granted       Fiscal Year      Per Share        Date        5%     10%
       ----             -------       -----------      ---------        ----        --     ---
Marvin Rounick          N/A(2)            --               --            --         --     --
Warren Weiner           N/A(2)            --               --            --         --     --
Allan Laufgraben             0            --               --            --         --     --
Barry Vesotsky               0            --               --            --         --     --
Stanley A. Uhr               0            --               --            --         --     --

------------
(1) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price performance.

(2) Mr. Rounick and Mr. Weiner do not participate in the Company's 1995 Incentive Stock Option Plan.

Exercise of Stock Options

     The following table sets forth information regarding the exercise of stock options by each of the named executive officers of the Company during the fiscal year ended January 31, 2000, as well as the value of any unexercised options:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                                      Total Number of Shares             Value of Unexercised
                                                      Underlying Unexercised             In-the-Money Options
                         Shares                     Options at Fiscal Year End          at Fiscal Year End (1)
                        Acquired        Value     -------------------------------   ------------------------------
       Name           On Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
       ----           -----------     --------     -----------     -------------     -----------     -------------
Marvin Rounick           N/A(2)             --            --               --                --              --
Warren Weiner            N/A(2)             --            --               --                --              --
Allan Laufgraben         50,000       $728,125        75,000          100,000          $726,563        $843,750
Barry Vesotsky           25,000       $287,500            --           50,000                --        $421,875
Stanley A. Uhr           15,000       $172,500            --           30,000                --        $253,125

------------
(1) Options are In-the-Money at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

(2) Mr. Rounick and Mr. Weiner do not participate in the Company's 1995 Incentive Stock Option Plan.

Insurance

     In 1983, the Company purchased split dollar increasing whole life insurance policies providing $5,000,000 coverage for each of Marvin Rounick and Warren Weiner. In 1987, at the request of the insureds, the Company surrendered these policies, which had cash surrender values of $519,925 and $489,691, respectively, for two new whole life policies each in the amount of $20,000,000. In 1998, the owner of each of the policies agreed to a reduction in the face value of the policy from $20,000,000 to $15,000,000 and the Company, in consideration for the insurer eliminating any indebtedness on the policies of insurance and reducing the premium obligation to maintain the policy in force, agreed to pay a one-time, lump-sum premium on each of the policies in the amount of $397,286 and $147,423, respectively. One policy insures the joint lives of Marvin Rounick and his wife, and the other policy insures the joint lives of Warren Weiner and his wife. The cash surrender values of the prior policies were applied as prepaid premiums for the new policies. The policies are payable upon the death of the last to die of the executive and his spouse. The premiums referred to above were paid by the Company on these policies in the fiscal year ended January 31, 1999. No premiums were paid on these policies in the last fiscal year.

     Upon the death of an insured, or at such earlier date as the Company's interest in the policy may be terminated at the election of the Company or the owner of the policy, the Company will be entitled to receive from the death benefits or the cash surrender value, as the case may be, an amount equal to the lesser of (i) all premiums paid by it directly or through loans on the policy, plus any remaining dividend credits, less any indebtedness to the insurance company incurred by the Company to pay premiums, or (ii) the amount of the cash surrender value of the policy. The balance of any death benefits will be paid to a certain Rounick family insurance trust or a certain Weiner family insurance trust, as the case may be, which are the owners and beneficiaries of the respective policies.


Employment Contracts

     Allan Laufgraben has a written agreement with the Company which provides that Mr. Laufgraben will serve as the Company's Senior Vice President-Merchandising, will be paid a base salary of $325,000 per year, and will be entitled to receive a bonus not to exceed $300,000 with respect to fiscal years 2000, 2001 and 2002 equal to four percent of the increase in earnings before interest and taxes on a consolidated basis of the Company's apparel business (excluding Tops 'N Bottoms) for such fiscal year over the corresponding amount for the preceding fiscal year. Mr. Laufgraben was also awarded the option to purchase up to 150,000 shares of the Common Stock of the Company pursuant to the agreement.


Report on Executive Compensation

     The compensation of the President and Executive Vice President is set by the Board of Directors. The cash compensation of the other executive officers is set by the President, as authorized by the Board of Directors. The Stock Option Committee is authorized to make awards of stock options under the Company's 1995 Incentive Stock Option Plan and of restricted stock under the Company's Restricted Stock Incentive Plan.

     In fiscal year 2000 the Board of Directors continued its previous practice of compensating the President/Chief Executive Officer and the Executive Vice President on the basis of fixed salaries, supplemented by various perquisites which are included as "salary" in the Summary Compensation Table above. Such compensation is considered by the Board to be appropriate for those positions, irrespective of the Company's performance. The compensation of those officers has not, therefore, increased materially in years of above-average Company performance and has not decreased materially in years of below-average performance. The President/Chief Executive Officer and the Executive Vice President, alone or together with spouses and various trusts and partnerships for family members, are principal shareholders of the Company and, in the Board's view, derive sufficient incentive to maximize Company performance through their status as shareholders without receiving incentive compensation in addition to, or as part of, their regular compensation. Accordingly, neither the President/Chief Executive Officer nor the Executive Vice President receives bonuses or participates in either of the Company's two plans referred to above.


     The other executive officers of the Company are principally compensated through fixed salaries, except Messrs. Vesotsky and Laufgraben who received bonuses in fiscal year 2000 based on the increase in earnings before interest and taxes on a consolidated basis of the Company's apparel business over the corresponding amount for the preceding fiscal year. The bonus for Mr. Laufgraben was paid pursuant to an employment contract in effect in fiscal year 2000.

     The foregoing report is submitted by the Board of Directors: Paul Bachow, Barry Feinberg, Barry Frank, Jack Rounick, Marvin Rounick and Warren Weiner.

                 PROPOSAL TO APPROVE THE AMENDED AND RESTATED
               DEB SHOPS, INC. 1995 INCENTIVE STOCK OPTION PLAN


Introduction

     Effective May 19, 1999, the Board amended and restated the DEB Shops, Inc. 1995 Incentive Stock Option Plan (the "Plan"), subject to the approval of the Company's shareholders at the Annual Meeting. The Plan, as amended and restated, expands the persons eligible to receive options under the Plan ("Options") to include all of the members of the Company's Board of Directors (the "Board"), whether or not such Board members are employees of the Company. Prior to the amendment, only employees of the Company could be granted options to purchase shares of the Company's Common Stock ("Shares"). The amendment and restatement also removes the requirement that members of the Compensation Committee of the Company, or such other committee of the Board that is designated by the Board to administer the Plan (the "Committee"), be a disinterested person within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


Purpose of the Amendment

     The Board believes that the expansion of the Company's ability to grant options to all employees and directors of the Company, including non-employee Board members, will enable the Company to attract, retain, and motivate individuals of exceptional talent upon whom the Company's sustained growth and financial success depend. The requirement that members of the Committee be "disinterested persons" is being eliminated from the Plan in order to bring the Plan into conformity with changes in Rule 16b-3.


Summary of the Plan

     Purpose

     The purpose of the Plan is to provide favorable opportunities for certain select key employees and non-employee directors of the Company to purchase Shares, thereby encouraging them to acquire proprietary interests in the Shares. Further, on account of the Plan, such key employees and non-employee directors should have an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of its shareholders. The availability and offering of stock options under the Plan supports and increases the Company's possibility to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

     Administration

     The Plan is administered by the Committee. The Committee determines the recipients of Options and the time at which Options are granted, and sets forth the terms, conditions and limitations subject to each Option granted under the Plan. The Committee has full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, and to make all of the determinations necessary for the Plan's administration. The Committee may at any time and from time to time accelerate the time at which all or a part of an Option may be exercised.

     Eligibility

     The Committee may grant Options to the Company's directors and employees who perform services of special importance to the Company. Grants will be within the discretion of the Committee; therefore, it is impossible to predict to whom the Options will be granted or the amount of Options granted.

     Effective Date and Term of Plan

     The Plan became effective October 20, 1995. The Plan will terminate ten years after the effective date of the Plan, subject to earlier termination by the Board. No option may be granted under the Plan after the termination of the Plan, but options previously granted may extend beyond that date.

     Shares Subject to the Plan

     When the Plan became effective, the maximum aggregate number of Shares that could be delivered for all purposes under the Plan was 2,000,000, subject to adjustment as described below. As of January 31, 2000,

Options for the purchase of 355,000 Shares were granted and unexercised, and 1,150,000 Shares were available for future grants of Options. If any Option is canceled or terminates without having been exercised in full, the number of Shares as to which such Option was not exercised will be available for future grants. Shares tendered by a Participant (as hereinafter defined) or withheld by the Company to pay the exercise price of an Option or to satisfy the tax withholding obligations of the exercise of an Option will be available again for grants under the Plan, but only to Participants who are not subject to
Section 16 of the Exchange Act.


     Options


     A. Nature of Options. An Option is an award entitling the holder ("Participant") to purchase a specified number of Shares at a specified exercise price. Both "incentive stock options" ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSO") may be granted under the Plan. ISOs may be awarded to any employee of the Company, including employees who serve as members of the Board. NQSOs may be awarded to any employee of the Company or member of the Board, including non-employee Board members.


     B. Exercise Price. The exercise price of each Option will be determined by the Committee. The exercise price will not be less than 100% of the fair market value of a Share at the date that the Option is granted; provided, that the exercise price of each Option granted to an owner of more than 10% of the Company's Common Stock (a "10% Owner"), will not be less than 110% of the fair market value of a Share at the date of the grant.


     C. Duration of Options. In no case will an Option be exercisable more than ten years from the date the Option was granted. In addition, if an Option is granted to a 10% Owner, the Option will not qualify as an ISO if it can, by its terms, be exercisable after the expiration of five years from its date of grant.


     D. Exercise of Options and Conditions; Expiration. Options will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify. No Option may be exercised prior to the 365th day after such Option was granted. Unless the Committee determines otherwise, if a Participant who is an employee of the Company ceases to be employed by the Company while he or she is holding one or more Options, each such Option shall expire at the earlier of (i) the expiration of the term of the Option, (ii) three months after termination due to any reason other than death, disability or discharge for cause, (iii) one year after termination due to death or disability or (iv) immediately if the termination is for cause.


     E. Payment for and Delivery of Stock. Full payment for shares acquired pursuant to the exercise of options will be made at the time of exercise of the Option, in whole or in part. Payment of the purchase price will be made in cash or in such other form as the Committee may approve, including, without limitation, delivery of Shares.


     F. Transferability. Options are not assignable or transferable except by will or by the laws of descent and distribution; provided, that Participants may transfer NQSOs pursuant to a "domestic relations order" as defined in either the Code or Title I of the Employee Retirement Income Security Act.


     Adjustment to Outstanding Options and to Shares Subject to the Plan


     In the event that the Shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of a merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of the outstanding Shares is increased through a stock split or payment of a stock dividend, then, an appropriate adjustment will be made to the number and kind of stock available for Option grants under the Plan and to the stock subject to outstanding Options. In addition, an appropriate adjustment will also be made to the exercise price for shares subject to outstanding Options.


     Amendments and Termination


     The Committee has the authority to make such amendments to any terms and conditions applicable to outstanding Options as are consistent with the Plan; provided that, except for certain anti-dilution adjustments, no such action will modify such Options in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Option.

     The Board may suspend or terminate the Plan except that no such action may be taken without shareholder approval which would effectuate any change for which shareholder approval is required pursuant to Section 16 of the Exchange Act.


     Certain Federal Income Tax Consequences of the Plan


     The Plan is not subject to the provisions of Section 401(a) of the Code.


       Incentive Stock Options


     A Participant generally does not realize taxable income upon the grant or exercise of an ISO under the plan.


     If a Participant does not dispose of Shares received upon exercise of an ISO for at least two years from the date of grant; and one year from the date of exercise, then upon sale of the Shares, any amount realized in excess of the exercise price is taxed as long-term capital gain; and any loss sustained will be a long-term capital loss.


     If the Participant has held Shares for more than 12 months, capital gains are subject to a maximum federal income tax rate of 20%. Otherwise, capital gains are subject to the same tax rates as are applicable to other income.


     The exercise of an ISO gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the Participant. Specifically, in computing alternative minimum taxable income for the year in which the Participant exercises the ISO, he or she must include the amount by which the fair market value of a share at the time of exercise exceeds the option exercise price. Currently, the maximum alternative minimum tax rate is 28%. If a Participant pays alternative minimum tax with respect to the exercise of an ISO, he or she may be able to use the amount of tax paid as a credit against regular tax liability in subsequent years. The Participant's basis in the shares for purposes of the alternative minimum tax will also be adjusted when income from a disposition of the shares is included in alternative minimum taxable income.


     If the Participant disposes of Shares acquired by exercise of an ISO before the end of the one and two-year holding periods described above, he or she has made a disqualifying disposition. If a Participant makes a disqualifying disposition, he or she realizes ordinary income in the year of the disposition generally to the extent that the lesser of the fair market value of the Shares on the date the Option was exercised or the fair market value at the time of the disqualifying disposition exceeds the exercise price. Any amount realized upon a disqualifying disposition in excess of the fair market value of the Shares on the date of exercise generally will be treated as either short-term or long-term capital gain, depending upon how long the Participant holds the Shares. If a Participant uses Shares that he or she acquires upon exercise of an ISO to pay the exercise price of another Option prior to the end of the holding period for the Shares, the disposition will be a disqualifying disposition.


     The Company cannot take a deduction for federal income tax purposes at the time of the grant or exercise of an ISO. At the time of a disqualifying disposition by a Participant, the Company generally will be entitled to a deduction for federal income tax purposes equal to the amount taxable to the Participant as ordinary income in connection with the disqualifying disposition. The Company is only entitled to the deduction; however, to the extent the amount the Participant must pay in tax constitutes reasonable compensation.


       Non-qualified Stock Options


     The grant of a NQSO under the Plan will not generally be subject to federal income tax. Upon exercise, however, the Participant generally will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. Gain or loss on the subsequent sale of Shares received on exercise of a NQSO generally will be either short-term or long-term capital gain or loss, depending upon how long the Participant holds the Shares.


     Upon exercise of a NQSO, the Company will be entitled to a compensation deduction for federal income tax purposes in the year and in the same amount as the Participant recognizes and includes in his or her ordinary income, and not subject to other limitations on deductibility. The Company is responsible for withholding of federal income and wage taxes on this amount. In general, under
Section 162(m) of the Code, the Company
may not take a deduction for remuneration it pays during any taxable year to its chief executive officer or any of the four next most highly compensated executive officers in excess of $1,000,000. Section 162(m) is known as the "million dollar cap." Under the Plan, any income recognized on the exercise of NQSOs will not be exempt from the million dollar cap.


Shareholder Approval

     The amendment to the Plan is being submitted to the shareholders of the Company in compliance with certain rules of the National Association of Securities Dealers Automated Quotation System. Affirmative votes constituting a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting will be required to approve the adoption of the Plan, as amended and restated. Shareholders may vote "FOR," "AGAINST" or to "ABSTAIN" with respect to adoption of the Plan by marking the proper box on the enclosed form of Proxy. For voting purposes, only shares voted either "FOR" or "AGAINST" adoption of the Plan, and neither abstentions nor broker non-votes, will be counted as votes in determining whether or not the Plan is adopted. As a consequence, abstentions and broker non-votes will have no effect on the vote to adopt the Plan. Upon the execution and return of the enclosed form of Proxy, the shares represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted "FOR" the adoption of the Plan. In the event the Plan is not adopted, as amended and restated, the Plan will remain in full force and effect as it was in effect prior to being amended and restated, and any Options granted that are inconsistent with the Plan as it was previously in effect would be null and void.


              MANAGEMENT RECOMMENDS VOTING "FOR" ADOPTION OF THE
            AMENDED AND RESTATED 1995 INCENTIVE STOCK OPTION PLAN.

                         TRANSACTIONS WITH MANAGEMENT
                      AND CERTAIN BUSINESS RELATIONSHIPS

     The Company leases its warehouse and office facility (the "Facility") totaling approximately 280,000 square feet pursuant to a twenty year lease dated and effective June 15, 1982, as amended (the "Lease"), from the Blue Grass Partnership ("Lessor"). The partners of the Lessor are Marvin Rounick, Director, President and Chief Executive Officer of the Company, Warren Weiner, Director, Executive Vice President, Secretary and Treasurer of the Company, Jack A. Rounick, Director and Assistant Secretary of the Company, and their respective spouses. Under the terms of the Lease, the Company must pay all maintenance, repairs, insurance, utilities, taxes, improvements and modifications to the Facility. On January 3, 1999, the Lease was amended to extend the term for an additional 5 years. During the fiscal year ended January 31, 2000, the Company accrued and paid a rental expense of $550,000 under the Lease.

     A loan in the amount of $500,000 from the Pennsylvania Industrial Development Authority ("PIDA") was made to the Lessor in December, 1984 to finance the Facility. The PIDA loan was payable over a 15 year term at an interest rate of 5% per annum. The Company had guaranteed the repayment of the PIDA loan. The loan was fully paid in January 2000.

     The Company believes that the terms of these transactions, including the Lease, are fair, reasonable and consistent with the terms that would have been available to the Company if made with unaffiliated parties.

     In December 1994, the Company made a $95,000 loan to Lewis Lyons, its Vice President, Finance and Chief Financial Officer. The loan, which was unsecured and did not bear interest, and had an unpaid balance on January 31, 1999 of $23,500, was fully paid in July 1999.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of copies of Forms 3, 4 and 5 furnished to the Company under Section 16(a) of the Exchange Act or written representations from persons required to furnish to the Company copies of such Forms 3, 4 and 5 if filed with the Commission, the Company has determined that its directors, officers and more than 10% shareholders filed when due all reports required by
Section 16(a) of the Exchange Act during the fiscal year ended January 31, 2000; except that Allan Laufgraben, Senior Vice President, Merchandising of the Company filed one late report (relating to a single transaction - the exercise of stock options).


                    RELATIONSHIPS WITH INDEPENDENT AUDITORS


     The firm of Ernst & Young LLP was the Company's independent auditors for the fiscal year ended January 31, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions of shareholders.

     The Board of Directors selects, upon recommendation by the Audit Committee, the independent auditors for the Company. The Board has not yet selected the independent auditors for the current fiscal year.

     Effective June 1, 1998, the Company dismissed its prior independent accountants, Arthur Andersen LLP, and retained for fiscal year 1999 new independent accountants, Ernst & Young LLP. Arthur Andersen LLP's report on the Company's financial statements for the fiscal year ended January 31, 1998 contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. Ernst & Young LLP's report on the Company's financial statements for the fiscal year ended January 31, 1999 contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change the Company's accountants was approved by the Company's Board of Directors.

     During the Company's fiscal year ended January 31, 1998 and the subsequent interim period to the date of dismissal, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

     None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company within the last two fiscal years and the subsequent interim period to the date of dismissal.

     Effective June 1, 1998, the Company engaged Ernst & Young LLP as its independent accountants for fiscal year 1999. During the two fiscal years and the subsequent interim period to the date of engagement, the Company did not consult Ernst & Young LLP regarding any of the matters or events set forth in
Item 304(a)(2) of Regulation S-K.


                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Annual Meeting of Shareholders in 2001 must be received at the Company's principal executive offices no later than December 28, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     A shareholder of the Company may wish to have a proposal presented at the 2001 Annual Meeting, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by the Company at the address appearing on the first page of this proxy statement by March 12, 2001, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.


                                   FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 9401 BLUE GRASS ROAD, PHILADELPHIA, PENNSYLVANIA 19114, ATTENTION: CORPORATE COUNSEL.

                                                                           Annex

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                                DEB SHOPS, INC.

                                  May 17, 2000

              | Please Detach and Mail in the Envelope Provided |

        Please mark your
A | X | votes as in this
        example.

                      AUTHORITY
                FOR    WITHHELD                                                                     FOR   AGAINST   ABSTAIN
1. Election of  / /     / /     Nominees: Barry H. Feinberg      2. Approve the Amended and         / /     / /       / /
   Directors                              Barry H. Frank            Restated Deb Shops, Inc. 1995
To withhold authority for any             Ivan Inerfeld             Incentive Stock Option Plan.
individual nominee(s), check              Marvin Rounick
the box, and insert the                   Jack A. Rounick        3. In their discretion, on such other business as may properly
nominee(s) name(s) on the                 Warren Weiner             come before the Annual Meeting or any adjounrnment or
line below:                                                         postponement thereof.

FOR ALL EXCEPT                                                      This Proxy when properly executed will be voted as specified above. If not otherwise specified, this Proxy will be voted FOR
/ /___________________________                                      the election of the nominees of the Board of Directors named in
                                                                    Item 1 and FOR approval of the Amended and Restated Deb Shops,
                                                                    Inc. 1995 Incentive Stock Option Plan as described in Item 2.

                                                                 PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

SIGNATURE____________________________________  DATE_______________ SIGNATURE____________________________________  DATE______________
Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give the full title. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.

8888

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                DEB SHOPS, INC.

                  9401 Blue Grass Road, Philadelphia, PA 19114

     The undersigned hereby appoints Marvin Rounick and Warren Weiner, and each of them, proxies with full power of substitution to vote all the shares of Common Stock of Deb Shops, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 17, 2000, at 10 A.M., local time, and at any adjournment or postponement thereof, upon the following matters set forth in the notice of such meeting.



                        (To Be Signed on Reverse Side.)